EXHIBIT 1.3

Exhibit 1.3

BANKFINANCIAL CORPORATION

                                              SHARES

(MAXIMUM OFFERED IN CONVERSION)

COMMON STOCK

(PAR VALUE $0.01 PER SHARE)

SELECTED DEALER’S AGREEMENT

                    , 2004

We have agreed to assist BankFinancial Corporation, a Maryland corporation (the “Company”) in connection with the offer and sale of shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, to be issued in connection with the conversion of BankFinancial, F.S.B., a federally chartered savings bank (the “Bank”), from mutual to stock form. The Company in connection with its plan to effect such conversion, offered up to                      Shares for subscription by certain of the Bank’s depositors and borrowers, the Bank’s employee stock ownership plan, and certain members of the general public in a concurrent direct community offering. The Shares which were not subscribed for pursuant to such subscription and direct community offerings are being offered to the public in a syndicated community offering (the “Syndicated Community Offering”) in accordance with the conversion regulations of the Office of Thrift Supervision (the “OTS”). The Shares, the bases on which the number of Shares to be issued may change, and certain of the terms on which they are being offered are more fully described in the enclosed Prospectus (the “Prospectus”).

We are offering to Selected Dealers (of which you are one) the opportunity to participate in the solicitation of offers to buy the Shares in the Syndicated Community Offering and we will pay you a fee in the amount of                      percent (                ) of the dollar amount of the Shares sold on behalf of the Company by you. The number of Shares sold by you shall be determined based on the authorized designation of your firm on the order form or forms for such Shares accompanying the funds transmitted for payment therefor (whether in the form of a check payable to the Bank or a withdrawal from an existing account at the Bank) to the special account established by the Company for the purpose of holding such funds. It is understood, of course, that payment of your fee will be made only out of compensation received by us for the Shares sold on behalf of the Company by you, as evidenced in accordance with the preceding sentence. The Bank has requested us to invite you to become a “Sponsoring Dealer,” that is, a Selected Dealer who solicits offers which result in the sale on behalf of the Bank of at least                      Shares. You may become a Sponsoring Dealer (subject to your fulfillment of the requirement in the preceding sentence) by checking the box on the confirmation at the end of this letter. If you become a Sponsoring Dealer, you shall be entitled to an additional fee in the amount of              percent (                %) of the dollar amount of the Shares sold on behalf of the Company by you as evidenced in the manner set forth above.

Each order form for the purchase of Shares must set forth the identity, address and tax identification number of each person ordering Shares regardless of whether the Shares will be registered in street name or in the purchaser’s name. Such order form should clearly identify your firm.

As soon as practicable after all the Shares are sold, we will remit to you, out of our compensation as provided above, the fees to which you are entitled hereunder, including your Sponsoring Dealer fee.

This offer is made subject to the terms and conditions herein set forth and is made only to Selected Dealers which are (i) members in good standing of the National Association of Securities Dealers, Inc. (“NASD”) which agree to comply with all applicable rules of the NASD, including, without limitation, the NASD’s Rule 2790 and Rule 2740 of the NASD’s Conduct Rules, or (ii) foreign dealers not eligible for membership in the NASD which agree (A) not to sell any Shares within the United States, its territories or possessions or to persons who are citizens thereof or residents therein and (B) in making other sales to comply with the above-mentioned NASD Interpretation, Rules 2730, 2740 and 2750 of the above-mentioned Conduct Rules as if they were NASD members and Rule 2420 of such Conduct Rules as it applies to non-member brokers or dealers in a foreign country.

Orders for Shares will be strictly subject to confirmation and we, acting on behalf of the Company, reserve the right in our absolute discretion to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot. Neither you nor any other person is authorized by the Company, the Bank or by us to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Shares. No Selected Dealer is authorized to act as agent for us when soliciting offers to buy the Shares from the public or otherwise. No Selected Dealer shall engage in any transaction prohibited by Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Common Stock during the offering.

We and each Selected Dealer assisting in selling Shares pursuant hereto agree to comply with the applicable requirements of the Exchange Act and applicable rules and regulations issued by the OTS and any other applicable regulatory agency. In addition, we and each Selected Dealer confirm that the Securities and Exchange Commission (the “Commission”) interprets Rule 15c2-8 promulgated under the Exchange Act as requiring that a prospectus be supplied to each person who is expected to receive a confirmation of sale 48 hours prior to delivery of such person’s order form.

We and each Selected Dealer further agree to the extent that our customers desire to pay for Shares with funds held by or to be deposited with us, in accordance with the interpretation of the Commission of Rule 15c2-4 promulgated under the Exchange Act either (a) upon receipt of an executed order form or direction to execute an order form on behalf of a customer to forward the syndicated community offering price for the Shares ordered on or before 12:00 noon on the business day following receipt or execution of an order form by us to the Bank for deposit in a segregated account or (b) to solicit indications of interest in which event (i) we will subsequently contact any customers indicating interest to confirm the interest and give instructions to execute and return an order form or to receive authorization to execute an order form on their behalf, (ii) we will mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation, (iii) we will debit accounts of such customers on the fifth business day (the “debit date”) following receipt of the confirmation referred to in (i), and (iv) we will forward completed order forms together with such funds to the Bank on or before 12:00 noon on the next business day following the debit date for deposit in a segregated account. We acknowledge that if the procedure in (b) is adopted, our customer’s funds are not required to be in their accounts until the debit date. We and each Selected Dealer further acknowledge that, in order to use the foregoing “sweep arrangements,” we comply with the net capital requirements for broker/dealers under Rule 15c3-1(a)(1) of the Exchange Act.

Unless earlier terminated by us, this Agreement shall terminate 45 full business days after the date hereof, but may be extended by us for an additional period or periods not exceeding 30 full business days in the aggregate. We may terminate this Agreement or any provisions hereof at any time by written or telegraphic notice to you. Of course, our obligations hereunder are subject to the successful completion of the offering, including the sale of all of the Shares.

You agree that at any time or times prior to the termination of this Agreement you will, upon our request, report to us the number of Shares sold on behalf of the Company by you under this Agreement.

We shall have full authority to take such actions as we may deem advisable in respect to all matters pertaining to the offering. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us in this Agreement.

Upon application to us, we will inform you as to the states in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective “blue sky” laws of such states, but we assume no responsibility or obligation as to your rights to sell Shares in any state.

Additional copies of the Prospectus and any supplements thereto will be supplied in reasonable quantities upon request.

Any notice from us to you shall be deemed to have been duly given if mailed, telephoned or telegraphed to you at the address to which this Agreement is mailed.

This Agreement shall be construed in accordance with the laws of the State of New York.

Please confirm your agreement hereto by signing and returning the confirmation accompanying this letter at once to us at Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, New York 10022. The enclosed duplicate copy will evidence the agreement between us.

Very truly yours,
SANDLER O’NEILL & PARTNERS, L.P.

By:
Name:
Title:

CONFIRMED AND ACCEPTED
As of the date first above written:

[NAME OF SELECTED DEALER]

By:
Name:
Title:

☐	Check this box to become Sponsoring Dealer